Exhibit 99.2

Wells Real Estate Fund VIII, L.P. Fact Sheet	VIII

DATA AS OF SEPTEMBER 30, 2006

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 9/30/2006	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE		ALLOCATED NET SALE PROCEEDS
AT&T Texas	100%	55%	10/10/96	$4,474,700	N/A	N/A		N/A
BellSouth	SOLD	32%	4/25/95	$9,000,000	5/15/06	$13,377,600		$4,156,572
CH2M Hill	SOLD	63%	1/1/96	$5,114,233	12/7/05	$8,200,000		$5,028,105
305 Interlocken Parkway	100%	55%	2/20/97	$7,087,770	N/A	N/A		$438,374
Hannover Center	SOLD	63%	4/1/96	$1,602,312	4/29/04	$1,725,427		$1,079,364
15253 Bake Parkway	SOLD	46%	1/10/97	$8,459,425	12/2/04	$12,400,000		$5,487,477
Tanglewood Commons	SOLD**	32%	5/31/95	$8,700,001	10/7/02 & 4/21/05	$12,110,620	***	$3,821,938	***
U.S. Cellular	100%	55%	6/17/96	$10,485,786	N/A	N/A		N/A
WEIGHTED AVERAGE	100%

*	The Acquisition Price does not include the upfront sales charge.
**	Fund VIII retains an ownership interest in two land outparcels.
***	This asset was sold in two transactions. The Disposition Price and Allocated Net Sale Proceeds reflect the combination of the two sales.

FUND FEATURES

OFFERING DATES	January 1995 – January 1996

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	82% to 18%

AMOUNT RAISED	$32,042,689

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended September 30, 2006.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund VIII has moved into the disposition-and-liquidation phase of its life cycle. Five assets have been sold, with the closing of the sale of the BellSouth building in the second quarter. Our focus on the remaining assets involves concentrating on re-leasing and marketing efforts that we believe will ultimately result in better sale prices for our investors.

During the third quarter, we completed a lease extension with U.S. Cellular at its building in Madison, Wisconsin. While the tenant will reduce its square footage at year-end, securing the additional lease term with a credit tenant paves the way for the ultimate sale of the property once the remaining vacant space is leased. We are now moving toward marketing the remaining assets in the Fund for sale.

We also have completed the next distribution of net sale proceeds in November 2006, totaling approximately $5,000,000 from the sales of the CH2M Hill and BellSouth properties.

The third quarter 2006 operating distributions were 4.00% (see “Estimated Annualized Yield” table), a slight decline from the last quarter as a result of funding re-leasing costs at the U.S. Cellular building. We anticipate that operating distributions may decline or remain low in the near term, given the reduction in cash flow from the sale of the BellSouth asset.

We would like to highlight the Cumulative Performance Summary, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Wells Real Estate Fund VIII, L.P. Fact Sheet	VIII

DATA AS OF SEPTEMBER 30, 2006

Property Summary

•	The AT&T Texas building is 100% leased through July 2011.

•	The BellSouth building in Jacksonville, Florida, was sold on May 15, 2006, and net sale proceeds of $4,156,572 were allocated to the Fund. The November 2006 distribution included $3,669,599 of these proceeds. The remaining proceeds are being reserved to fund anticipated capital at the remaining assets in the Fund.

•	The CH2M Hill property was sold in December 2005, and net sale proceeds of $5,028,105 were allocated to the Fund. Of these proceeds, $3,697,706 was distributed to the limited partners in May 2006. The remaining proceeds were distributed in November 2006.

•	The 305 Interlocken Parkway property is located in the Broomfield submarket of Denver, Colorado. During the fourth quarter 2005, we signed a lease for the entire building with Flextronics USA, Inc. that extends through August 2011.

•	The Hannover Center property was sold on April 29, 2004, and net sale proceeds of $1,079,364 were allocated to the Fund. These proceeds were distributed in May 2005.

•	The 15253 Bake Parkway building, located in Orange County in southern California, was sold on December 2, 2004, following the signing of a new 10-year lease with Gambro Healthcare. Of the net sale proceeds, $5,487,477 was allocated to Fund VIII, and $424,857 has been used to fund the Partnership’s pro-rata share of the Gambro and CH2M Hill re-leasing costs. We distributed $3,612,619 of these proceeds to the limited partners in May 2005, and the remaining proceeds were distributed in November 2005.

•	The Tanglewood Commons shopping center was sold on April 21, 2005, and the Fund had previously sold a land outparcel in 2002. The total net sale proceeds allocated to Fund VIII were $3,821,938. Of these proceeds, $169,643 was distributed to the limited partners in May 2005. The November 2005 distribution included $3,549,999 of the proceeds, and the remaining $102,296 was distributed in May 2006. The Fund retains an ownership interest in two remaining outparcels.

•	The U.S. Cellular building is located in Madison, Wisconsin. In September 2006, a lease amendment was signed that will reduce the square footage to approximately 75,000 square feet as of January 1, 2007, and extended the lease through January 2013. We are actively marketing the remaining 27,000 square feet for lease.

For a more detailed quarterly financial report, please refer to

Fund VIII’s most recent 10-Q filing, which can be found

on the Wells Web site at www.wellsref.com.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/05(3)
PER “A” UNIT	$10	$7.91	N/A	$4.94	$4.44
PER “B” UNIT	$10	$0.00	$0.51	$12.55	$4.35

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.
(2)	This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.
(3)	Please refer to the disclosure related to the estimated unit valuations contained in Item 5 of the 12/31/2005 Form 10-K for this partnership. The 12/31/05 unit values have been adjusted for the May and November NSP distributions, which total approximately $2.73 per Class A Unit and $2.96 per Class B Unit.

ESTIMATED ANNUALIZED YIELD *

	Q1	Q2	Q3	Q4	AVG YTD
2006	5.00%	5.00%	4.00%	—	—
2005	3.00%	3.50%	Reserved	3.00%	2.38%
2004	9.50%	Reserved	9.50%	Reserved	4.75%
2003	9.50%	9.50%	9.50%	9.50%	9.50%
2002	9.50%	9.50%	9.50%	9.50%	9.50%
2001	8.75%	9.25%	9.75%	9.75%	9.38%
2000	9.14%	9.24%	9.00%	8.39%	8.94%
1999	8.60%	8.80%	9.00%	8.99%	8.85%
1998	8.37%	8.52%	8.61%	8.83%	8.58%
1997	4.17%	5.04%	7.54%	8.03%	6.20%
1996	4.25%	4.19%	4.30%	4.84%	4.40%
1995	0.00%	0.00%	0.00%	11.19%	2.80%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2005	2004		2003	2002	2001	2000
-$76.61%**	-18.31	%**	7.00%	18.21%	17.97%	16.21%

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

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